EXHIBIT 23.2



July 6, 2004


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the registration statement of Pacific CMA, Inc. on Form S-3 of our report dated March 12, 2004, on our audit of the consolidated financial statements and financial statement schedules of Pacific CMA, Inc. as of December 31, 2003 and for the year ended December 31, 2003 which report is included (or incorporated by reference) in the Annual Report on Form 10-KSB. We also consent to the reference to BKD as experts on accounting and auditing under the caption "Experts" in the Prospectus, which is part of this registration statement


/s/ BKD, LLP